FOR IMMEDIATE RELEASE

CONTACTS:

Mr. Michael Huang, Chief Operating Officer	Stephen D. Axelrod, CFA
Sino-Global, Beijing	Wolfe Axelrod Weinberger Assoc. LLC
+86-10-6439-1888	Tel. (212) 370-4500 Fax (212) 370-4505

SINO-GLOBAL ANNOUNCES GLOBAL LOGISTIC SERVICE AGREEMENT

Beijing, China - July 1, 2013 – Sino-Global Shipping America, Ltd. (Nasdaq: SINO), a leading, non-state-owned provider of shipping agency services operating primarily in China, today announced that it signed a 5-year global logistic service agreement on June 27, 2013 with TEWOO Chemical & Light Industry Zhiyuan Trade Co., Ltd and TianJin Zhi Yuan Investment Group Co., Ltd (together “Zhiyuan”).

Under the terms of the agreement, Sino-Global will serve as Zhiyuan’s exclusive global logistics service provider in charge of cargo import and export issues. Sino-Global will provide door-to-door chartering, agency and logistics services for Zhiyuan, taking care of everything from assistance with sales contracts, logistics planning, local agent and surveyor appointments, customs compliance, and arrangement of warehousing and land transportation for shipments. Zhiyuan will prepay 40% of total freight prior to a shipment. The agreement, which was unanimously approved by Sino-Global’s Board of Directors, will last for 5 years, at which point Sino-Global has the right to renew for successive one-year terms.

Mr. Cao Lei, Sino-Global’s Chief Executive Officer, stated, “When we asked our shareholders to approve the issuance of shares of common stock to Mr. Zhang Zhong, we were excited not only about the cash sale of our common stock to an investor eager to share in our company’s future, but also about the long-term opportunity to serve the shipping needs of Mr. Zhang’s companies. We believe this exclusive arrangement offers an important new revenue stream to our company and offers economic upside to both Zhiyuan and our company.”

About Sino-Global Shipping America, Ltd.

Registered in the United States in 2001 and with operations in mainland China, Sino-Global is a leading, non-state-owned provider of high-quality shipping agency services. With local branches in most of China's main ports and contractual arrangements in all those where it does not have branch offices, Sino-Global is able to offer efficient, high-quality shipping agency services to shipping companies entering Chinese ports. With a subsidiary in Perth, Australia, where it has a contractual relationship with a local shipping agency, Sino-Global provides complete shipping agent services to companies involved in trades between Chinese and Australian ports. Sino-Global also cooperates with companies in Hong Kong, China, India, and South Africa to offer comprehensive shipping agent services to vessels going to and from some of the world's busiest ports.

Sino-Global provides ship owners, operators and charters with comprehensive yet customized shipping agency services including intelligence, planning, real-time analysis and on-the-ground implementation and logistics support. Sino-Global has achieved both ISO9001 and UKAS certifications.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in Sino-Global's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. Sino-Global undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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